EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRUMP ENTERTAINMENT RESORTS, INC.

____________________________

Under Section 242 of the

Delaware General Corporation Law
___________________________

It is hereby certified that:

1)	The name of the corporation (hereinafter called the “Corporation”) is Trump Entertainment Resorts, Inc.

2)	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

a)	Paragraph A of Article VII is hereby amended to read in its entirety as follows:

“Authorized Number; Initial Board.

Unless otherwise approved by the stockholders, the Board shall consist of not less than five (5) directors and not more than eleven (11) directors, divided into three (3) classes of Class I Directors, Class II Directors and Class III Directors, of approximately equal size, serving staggered three-year terms.  Each of the Class I Directors shall hold office until the annual meeting of stockholders to be held in 2014 and until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws.  Each of the Class II Directors shall hold office until the annual meeting of stockholders to be held in 2015 and until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws. Each of the Class III Directors shall hold office until the annual meeting of stockholders to be held in 2013 and until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws. Subject to the first sentence of this Article VII.A, and except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors may be fixed from time to time by a resolution duly adopted by the Board; provided, however, that unless and until changed by the Board, the Board of Directors shall consist of seven (7) directors.”

b)	Paragraph B of Article VII is hereby amended to read in its entirety as follows:

“Classes and Term.

Subject to applicable law and in accordance with the Plan, the Board shall be and hereby is divided into three (3) classes, of approximately equal size, of Class I Directors, Class II Directors and Class III Directors. As described in Article VII.A., each director elected at an annual meeting of stockholders shall serve for a term ending at the third annual meeting of stockholders following the annual meeting at which such director was elected.”

c)	Paragraph C of Article VII is hereby amended to read in its entirety as follows:

“Increase or Decrease.

In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board so that the number of directors in each class of the Board shall be as equal as possible.”

3)	This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned duly authorized officer ofthe Corporation on this 14th day of December, 2012.

TRUMP ENTERTAINMENT RESORTS, INC.

By:	/s/ Robert F. Griffin
Name: Robert F. Griffin
Title: Chief Executive Officer